UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

May 10, 2012

Date of Report (date of Earliest Event Reported)

VELATEL GLOBAL COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	000-52095	98-0489800
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

12526 High Bluff Drive, Suite 155, San Diego, CA 92130
(Address of principal executive offices and zip code)

(760) 230-8986
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into Material Definitive Agreements

On May 10, 2012, VelaTel Global Communications, Inc., a Nevada corporation and the registrant responsible for the filing of this Form 8-K (“Company”), together with three of its subsidiaries described below, entered into three related contracts and three purchase orders with ZTE Corporation (“ZTE”) for the supply of infrastructure equipment and software for the Company’s wireless broadband projects in Croatia and Montenegro.  The aggregate price of the goods covered by the three contracts and the purchase order associated with each contract is $7,001,870.10.  The components of each contract / purchase order, and the subsidiary of the Company that is a contracting party to each contract / purchase order, are further described as follows:

Equipment contract and purchase order for Montenegro Connect, d.o.o (Montenegro).  Total contract price $820,304.29 for 25 base transceiver stations (BTS), including their back up power supply and installation materials, 32 microwave radios and antennae, and data center core equipment including back up power supply, gateway equipment, servers, routers, switches and racks.

Equipment contract and purchase order for Novi-Net, d.o.o (Croatia).  Total contract price $1,280,256.81 for 50 BTS, including their back up power supply and installation materials, nine microwave radios and antennae, and data center core equipment including back up power supply, gateway equipment, servers, routers, switches and racks.

Software contract and purchase order for Herlong Investments, Ltd. (Cyprus).  Total contract price $4,901,309.00 for all software associated with the equipment described above, including access gateways, lawful interception gateways, elements management, network management systems, operations maintenance, universal subscriber databases, switching and router software, and mobile broadband wireless BTS software systems.

Each of Montenegro Connect, Novi-Net and Herlong are contracting parties to one contract and its associated purchase order for purposes of delivery of goods and allocation of value on the balance sheets of the Company’s subsidiaries.  Herlong will license the software it has contracted to purchase to each of Montenegro Connect and Novi-Net.  The Company is a contracting party to all contracts and purchase orders for purposes of guaranteed payment of the purchase price.  The Company has previously paid $1 million as aggregate down payment for all contracts, and shall pay $300,000 additional down payment within 15 days of the date the contracts and purchase orders were signed, and $200,000 additional down payment within 15 days of the date the equipment and software is available for inspection at the port of delivery (Hong Kong).  Each past and future installment of down payment has been allocated pro rata in relation to the total contract price for each contract.  The contract terms common to all three contracts and all three purchase orders are as follows:

All equipment and software includes a one year warranty.

The delivery terms are “FCA Hong Kong.” The Company is responsible for payment of shipping and other costs of transport to final destination, customs, duty and value added tax.

The purchase price, net of down payment described above, is seller financed by ZTE for 2.5 years, with one year grace period commencing on the bill of lading date for each purchase order.  The principal amount financed is payable in three equal semi-annual installments, with the first installment due 180 days after expiration of the grace period.  Interest accrues on the unpaid balance at an interest rate equal to the 6 month LIBOR rate plus a margin of 2.5%.  Each installment shall include principal repayment plus the interest accrued.  ZTE shall have a mortgage on 100% of the goods covered under each contract.

Each contract provides for protection of intellectual property and other confidential information, and events, circumstances or limitations describing the rights of either party to delay performance, assign rights, terminate, or enforce remedies through arbitration under each contract, all upon terms the Company believes to be standard in commercial contracts of a similar nature.

Copies of each fully executed contract and its associated purchase order are attached hereto and incorporated by this reference as Exhibits 10.1 through 10.6 (internal bills of quotation referenced as schedules to each contract and purchase order have been omitted, because they describe only the internal ZTE model number or other specification for each component of equipment and software, which the Company considers not material, together with component unit pricing, which ZTE considers confidential).

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Item 8.01	Other Events

On May 15, 2012, the Company issued a press release announcing the signing of the contracts.

A complete copy of the press release is attached hereto and incorporated by this reference as Exhibit 99.1.

Item 9.01	Exhibits

10.1	Equipment contract between VelaTel Global Communications, Inc., Montenegro Connect, d.o.o, and ZTE Corporation.

10.2	Purchase order for equipment between VelaTel Global Communications, Inc., Montenegro Connect, d.o.o, and ZTE Corporation

10.3	Equipment contract between VelaTel Global Communications, Inc., Novi-Net, d.o.o, and ZTE Corporation

10.4	Purchase order for equipment between VelaTel Global Communications, Inc., Novi-Net, d.o.o, and ZTE Corporation

10.5	Software contract between VelaTel Global Communications, Inc., Herlong Investments, Ltd., and ZTE Corporation

10.6	Purchase order for software between VelaTel Global Communications, Inc., Herlong Investments, Ltd., and ZTE Corporation

99.1	Press release

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2012
VelaTelGlobal Communications, Inc.,

	By:	/s/ George Alvarez
Name: George Alvarez
Title: Chief Executive Officer

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